Exhibit 3.01

ARTICLES OF AMENDMENT
ADOPTING
AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
XCEL ENERGY INC.

The undersigned, the Assistant Corporate Secretary of Xcel Energy Inc., a Minnesota corporation, hereby certifies that, in accordance with Chapter 302A of the Minnesota Statutes, the attached Amended and Restated Articles of Incorporation were approved by the Board of Directors and the requisite number of shares of the Corporation’s common stock at the Corporation’s Annual Meeting of Shareholders held on May 16, 2012.  The Amended and Restated Articles of Incorporation supersede and replace in their entirety the Corporation’s existing Restated Articles of Incorporation, as amended.

Dated: May 17, 2012

XCEL ENERGY INC.

/s/ Patrice D. Blaeser
Patrice D. Blaeser
Assistant Corporate Secretary

AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
XCEL ENERGY INC.

(a Minnesota Corporation)

As Amended May 16, 2012

These Amended and Restated Articles of Incorporation of Xcel Energy Inc., a corporation incorporated under Chapter 302A of the Minnesota Statutes, the Minnesota Business Corporation Act, supersede and take the place of the existing Restated and Amended Articles of Incorporation and all prior amendments thereto.

ARTICLE I.  NAME AND ADDRESS

The name of this Corporation is Xcel Energy Inc.  The address of the registered office of the Corporation is 380 Jackson Street #700, St. Paul, Minnesota 55101.  The name of the registered agent of the Corporation is Corporation Service Company.

ARTICLE II.  PURPOSE

The Corporation is organized for general business purposes, including but not limited to acquiring, maintaining and operating facilities by or through which the Corporation can provide communication, transportation, water, light, heat, or power to the public and to acquire and hold rights and franchises for the occupation and use of property for providing public utility services.

ARTICLE III.  DURATION

The period of duration of this Corporation shall be perpetual.

ARTICLE IV.  DIRECTORS

1.	Board of Directors

The management of this Corporation shall be vested in a Board of Directors composed of not less than seven and not more than fifteen members, who shall be elected by the shareholders of the Corporation in the manner provided by the Bylaws.  It shall not be necessary that directors be shareholders in the Corporation.  The number of directors shall be fixed from time to time in such manner as may be provided by the Bylaws.  Vacancies in the Board caused by an increase in the number of directors or by death, resignation, disqualification, or other cause, may be filled by the remaining directors or by the shareholders at an annual or special meeting, as may be provided by the Bylaws.

2.	Action Without a Meeting

Any action required or permitted to be taken at a meeting of the Board of Directors of the Corporation not needing approval by the shareholders under the Minnesota Business Corporation Act may be taken by written action signed, or consented to by authenticated electronic communication, by the number of directors that would be required to take such action at a meeting of the Board of Directors at which all directors were present.

ARTICLE V.  DESCRIPTION OF CAPITAL STOCK

The total authorized number of shares that may be issued by the Corporation and that the Corporation will henceforth be authorized to have is one billion seven million (1,007,000,000) of the par value per share hereinafter set forth.

A description of the classes of shares and a statement of the number of shares in each class and the relative rights, voting power, and preferences granted to and restrictions imposed upon the shares of each class are as follows:

1.	Authorized Number and Classes of Shares

Such shares shall be divided into two classes to be designated, respectively, Preferred Stock and Common Stock.  The total authorized number of shares of Preferred Stock is seven million (7,000,000) having a par value of one hundred dollars ($100.00) per share, and the total authorized number of shares of Common Stock is one billion (1,000,000,000) having a par value of two dollars and fifty cents ($2.50) per share.

2.	Issuance and Terms of Preferred Stock

The Preferred Stock may be issued in series, each of which series shall have such distinctive designation as may be fixed by the Board of Directors prior to the issuance or allotment of any share of such series, provided that such designation shall in each case include the words “Preferred Stock.”  The Board of Directors is hereby authorized to fix from time to time, in respect of shares of Preferred Stock at the time unallotted, the dividend rates and times of payment, the redemption price, the liquidation price or preference as to assets in voluntary liquidation, and the other relative rights and preferences of the shares of any series of Preferred Stock and the number of shares constituting any series of Preferred Stock.

3.	Cumulative Voting

No shareholder of the Corporation shall have any cumulative voting rights.

4.	Rights of Unissued Stock or Other Securities

No holder of any stock of the Corporation shall be entitled, as of right, to purchase or subscribe for any part of any issued shares of stock of the Corporation or for any additional shares of stock, of any class or series, which may at any time be issued, whether now or hereafter authorized, or for any rights, options, or warrants to purchase or receive shares of stock or for any bonds, certificates of indebtedness, debentures, or other securities convertible into shares of stock, or any class or series thereof; but any such unissued or additional shares, rights, options, or warrants or convertible securities of the Corporation may, from time to time, be issued and disposed of by the Board of Directors to such persons, firms, corporations or associations, and upon such terms, as the Board of Directors may, in its discretion, determine, without offering any part thereof to any shareholders of any class or series then of record; and any shares, rights, options or warrants or convertible securities which the Board of Directors may at any time determine to offer to shareholders for subscription may be offered to holders of shares of any class or series at the time existing, to the exclusion of holders of shares of any or all other classes or series at the time existing, in each case as the Board of Directors may, in its discretion, determine.

ARTICLE VI.  LIMITATION OF DIRECTOR LIABILITY

A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except to the extent provided by applicable law for (i) liability based on a breach of the duty of loyalty to the Corporation or the shareholders; (ii) liability for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) liability based on the payment of an improper dividend or an improper repurchase of the Corporation’s stock under Section 559 of the Minnesota Business Corporation Act (Minnesota Statutes, Chap. 302A) or for liability arising under Section 80A.76 of Minnesota Statutes for the unlawful sale of securities; (iv) liability for any transaction from which the director derived an improper personal benefit; or (v) liability for any act or omission occurring prior to the date this Article VI becomes effective.  If the Minnesota Business Corporation Act is further amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by any amendment to the Minnesota Business Corporation Act.  Any repeal or modification of this Article by the shareholders of the Corporation shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

VII.  AMENDMENT OF BYLAWS

Authority to make and alter the Bylaws of the Corporation is hereby vested in the Board of Directors of the Corporation, subject to the power of the shareholders to change or repeal such Bylaws; provided, however, the Board of Directors shall not make or alter any bylaw fixing their number, qualifications, classifications, or term of office.

VIII.  MAJORITY VOTING

Subject to the rights, if any, of the holders of one or more classes or series of preferred stock issued by the Corporation, voting separately by class or series to elect directors in accordance with the terms of such preferred stock, each director shall be elected at a meeting of shareholders by the vote of the majority of the votes cast with respect to the director, provided that directors shall be elected by a plurality of the votes present and entitled to vote on the election of directors at any such meeting for which the number of nominees (other than nominees withdrawn on or prior to the day preceding the date the Corporation first mails its notice for such meeting to the shareholders) exceeds the number of directors to be elected.  For purposes of Article VIII, action at a meeting shall mean action at a meeting which satisfies the notice and quorum requirements imposed by the bylaws of the Corporation, except as otherwise provided by law, and a majority of the votes cast means that the votes entitled to be cast by the holders of all then outstanding shares of voting stock of the Corporation that are voted “for” a director must exceed the votes entitled to be cast by the holders of all then outstanding shares of voting stock of the Corporation that are voted “against” that director.